COLUMBUS MCKINNON CORPORATION
                         140 JOHN JAMES AUDUBON PARKWAY
                          AMHERST, NEW YORK 14228-1197


              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 17, 1998

              ----------------------------------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Columbus McKinnon Corporation, a New York corporation (the "Company"), will be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 17, 1998, at 10:00 a.m., local time, for the following purposes:

     1. To elect six Directors to hold office until the 1999 Annual Meeting and until their successors have been elected and qualified.

     2. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on June 26, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are urged to execute the accompanying proxy and return it promptly in the accompanying envelope, whether or not they expect to attend the meeting. A shareholder may nevertheless vote in person if he or she does attend.






                                       LOIS H. DEMLER
                                       Corporate Secretary




Dated: July 14, 1998

                          COLUMBUS MCKINNON CORPORATION
                         140 JOHN JAMES AUDUBON PARKWAY
                          AMHERST, NEW YORK 14228-1197

                -------------------------------------------------

                                 PROXY STATEMENT

                -------------------------------------------------


     This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Columbus McKinnon Corporation, a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 17, 1998, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. The close of business on June 26, 1998 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. At the close of business on June 26, 1998, the Company had outstanding 13,756,858 shares of common stock, $.01 par value per share ("Common Stock"), the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by Directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality. Votes withheld will be counted in determining the existence of a quorum, but will not be counted towards such nominee's or any other nominee's achievement of plurality.

     The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

     The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to shareholders.

                              ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than nine Directors to be elected at each annual meeting of shareholders and to serve for a term of one year or until their successors are duly elected and qualified. In January 1998, the number of Directors comprising the Board of Directors was increased from five to six members.

     Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Herbert P. Ladds, Jr., Timothy T. Tevens, Robert L. Montgomery, Jr., Edward W. Duffy, Randolph A. Marks and L. David Black, each of whom is presently a Director. Except for Mr. Tevens, each of these nominees has been previously elected by the Company's shareholders. When the Board of Directors was expanded to six members in January 1998, Mr. Tevens was appointed by the other Directors to fill the additional directorship. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

     The following information is provided concerning the nominees for Director:

     Herbert P. Ladds, Jr. has served as Chief Executive Officer of the Company since 1986 and has been a Director of the Company since 1973. He was President of the Company from 1982 until January 1998 and was Executive Vice President of the Company from 1981 to 1982 and Vice President-Sales & Marketing from 1971 to 1980. In January 1998, Mr. Ladds was elected Chairman of the Board of Directors of the Company. Mr. Ladds has announced that he plans to retire as Chief Executive Officer of the Company in July 1998, but that upon such retirement he will remain as Chairman of the Board of Directors. Mr. Ladds is also a director of Utica Mutual Insurance Company and Eastman Machine Company.

     Timothy T. Tevens was elected President and a Director of the Company in January 1998. From May 1991 to January 1998 he served as Vice President-Information Services of the Company and was elected Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. The Company has announced that upon Mr. Ladds' retirement as Chief Executive Officer of the Company, Mr. Tevens will assume the additional duties of that position.

     Robert L. Montgomery, Jr. joined the Company in 1974 and has served as Executive Vice President and Chief Financial Officer since 1987 and as a Director of the Company since 1982. Prior thereto he was employed as a certified public accountant by Price Waterhouse LLP.

     Edward W. Duffy has been a Director of the Company since 1986. He served as Chairman of the Board of Directors of the Company from 1986 until his retirement as Chairman in January 1998, but continues as a Director. Mr. Duffy is a retired Chairman of the Board and Chief Executive Officer of Marine Midland Bank and a retired director of W. R. Grace & Co., Niagara Mohawk Power Corporation, Oneida Limited and Utica Mutual Insurance Company.

     Randolph A. Marks has been a Director of the Company since 1986. Mr. Marks is a private investor and is a retired Chairman of the Board of American Brass Company. He also serves as a director of Computer Task Group, Inc.

     L. David Black has been a Director of the Company since 1995. Mr. Black has been the Chairman of the Board, President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of construction equipment since 1993. Prior thereto, he served as President of JLG Industries, Inc.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended March 31, 1998, the Board of Directors held ten meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

AUDIT COMMITTEE

     The Board of Directors has a standing Audit Committee comprised of Messrs. Duffy, Marks and Black. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit and other services provided by the Company's independent auditors. The Audit Committee held three meetings in fiscal 1998.

COMPENSATION COMMITTEE

     The Compensation Committee consists of Messrs. Duffy, Marks and Black. Although the Compensation Committee held no meetings in fiscal 1998, it did meet in April 1998 (the beginning of fiscal 1999) to make recommendations concerning the salaries for officers of the Company and incentive compensation for employees of and consultants to the Company.

OTHER COMMITTEES

     The Board of Directors does not have a standing executive or nominating committee.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the Directors and executive officers of the Company:

      NAME                   AGE              POSITION(S) HELD
      ----                   ---              ----------------

Herbert P. Ladds, Jr.        65       Chairman of the Board and Chief Executive
                                        Officer

Timothy T. Tevens            42       President, Chief Operating Officer and
                                        Director

Robert L. Montgomery, Jr.    60       Executive Vice President, Chief Financial
                                        Officer and Director

Ned T. Librock               45       Vice President-Sales and Marketing

Karen L. Howard              36       Vice President-Controller

Ernst K. H. Marburg          63       Vice President-Total Quality and Standards

Ivan E. Shawvan, Jr.         46       Vice President-Human Resources

Lois H. Demler               60       Corporate Secretary

Edward W. Duffy              72       Director

Randolph A. Marks            62       Director

L. David Black               61       Director

     All officers of the Company are elected annually at the first meeting of the Board of Directors following the Annual Meeting of Shareholders and serve at the discretion of the Board of Directors. There are no family relationships between any officers or Directors of the Company. Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

     Ned T. Librock was elected Vice President-Sales and Marketing in November 1995. Mr. Librock has been employed by the Company since 1990 in various sales management capacities. Prior to 1990, Mr. Librock was employed by Dynabrade Inc., a manufacturer of power tools, as director of Sales and Marketing.

     Karen L. Howard was elected Vice President-Controller in January 1997. From June 1995 to January 1997, Ms. Howard was employed by the Company in various financial and accounting capacities. Prior to June 1995, Ms. Howard was employed by Ernst & Young LLP as a certified public accountant.

     Ernst K. H. Marburg has been employed by the Company since May 1980. Prior to his election as Vice President-Total Quality and Standards in October 1996, Mr. Marburg served the Company as Manager of Product Standards and Services for nearly fifteen years.

     Ivan E. Shawvan, Jr. was elected Vice President-Human Resources in January 1997. He has been employed by the Company since September 1984 and served as General Manager of the Company's Sarasota, Florida operations from October 1988 to August 1996 and as Corporate Human Resources Manager since August 1996.

     Lois H. Demler has been employed by the Company since 1963. She has been the Corporate Secretary of the Company since 1987.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended March 31, 1996, 1997 and 1998 for the chief executive officer and the other most highly compensated executive officers of the Company. The amounts shown include compensation for services in all compensation capacities.



                                        Annual Compensation               Long-Term Compensation Awards
                                     -----------------------------   ---------------------------------------

                                                                                     Securities
                                                                        Restricted   Underlying
                             Fiscal                      Other Annual    Stock        Options/    All Other
Name and Principal Position   Year   Salary    Bonus     Compensation   Awards(2)     SARs(3)   Compensation(4)
---------------------------   ----   ------    -----     ------------   ---------     -------   ---------------

Herbert P. Ladds, Jr.,        1998   $435,000  $128,213  $     --       $   --           --         $ 20,729
  Chief Executive             1997    354,893     4,900        --           --           --           14,474
  Officer                     1996    341,096   144,450        --           --           --           11,421

Timothy T. Tevens,            1998    220,000    75,000        --           --           --           31,952
  President and Chief         1997    162,411     1,845    217,044(1)       --         50,000         11,477
  Operating Officer           1996    127,308    52,200        --           --           --            7,086

Robert L. Montgomery, Jr.,    1998    317,000    97,575        --           --           --           19,597
  Executive Vice President    1997    274,431     3,798        --           --           --           13,821
  And Chief Financial Officer 1996    259,588   109,935        --           --           --           10,702

Ned T. Librock                1998    186,655    65,625        --           --           --           18,984
  Vice President -            1997    170,623     1,381        --           --         50,000         13,712
  Sales and Marketing         1996    100,631    34,459        --           --           --           12,491

Ivan E. Shawvan, Jr.,         1998    137,448    41,250        --           --           --           17,330
  Vice President -            1997     95,187     1,139        --           --         50,000          9,030
  Human Resources             1996     78,400    31,130        --           --           --           11,798

     ----------------------------------------
     (1)  Represents  tax  reimbursement  payments  made by the  Company  to Mr.
          Tevens in fiscal 1997 to offset the income tax effects of the expiration of the restrictions on 17,000 shares of restricted Common Stock granted to him in 1991. See footnote (2) below.

                                      -5-

     (2) Mr. Librock was granted 11,900 shares of restricted Common Stock on July 22, 1996, which had a value on such date of $166,600 and 5,100 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $48,996. As of March 31, 1998, the number of restricted shares of Common Stock held by Mr. Librock was 17,000, and the value of Mr. Librock's restricted shares of Common Stock on March 31, 1998 was $467,500. Mr. Tevens was granted 17,000 shares of restricted Common Stock on May 1, 1991, which had a value on such date of $135,650. The restrictions on Mr. Tevens' restricted shares of Common Stock lapsed on April 30, 1996, on which date such shares had a value of $269,875. Mr. Shawvan was granted 8,500 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $81,660. As of March 31, 1998, the number of restricted shares of Common Stock held by Mr. Shawvan was 8,500, and the value of Mr. Shawvan's restricted shares of Common Stock on March 31, 1998 was $233,750. None of the other officers listed in the above table hold any restricted shares of Common Stock. The Company does not pay dividends on its outstanding shares of restricted Common Stock, but makes payments of additional compensation in lieu of such dividends. See footnote (4) below.

     (3) Represents options granted to Messrs. Librock, Tevens and Shawvan pursuant to the Company's Incentive Stock Option Plan (the "Incentive Plan").

     (4) Comprised of: (i) the value of shares of Common Stock allocated in fiscal 1998 under the Company's Employee Stock Ownership Plan (the "ESOP") to accounts for Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan in the amounts of $19,001, $12,452, $17,869, $12,496 and
          $13,222, respectively, (ii) premiums for group term life insurance policies insuring the lives of Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan in the amount of $1,728 each, and (iii) compensation in lieu of dividends on restricted shares of Common Stock paid to Messrs. Tevens, Librock and Shawvan in the amounts of $17,772, $4,760 and $2,380, respectively.

     OPTIONS GRANTED IN LAST FISCAL YEAR

     There  were no grants of stock  options to the named  executives  in fiscal
1998.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executives concerning the exercise of options during fiscal 1998 and unexercised options held at the end of fiscal 1998.

                                                                                     Value of
                                                      Number of                  Unexercised in the
                                                  Unexercised Options              Money Options
                                                  At Fiscal Year End            At Fiscal Year End(1)
                                                --------------------------  --------------------------
                            Shares
                           Acquired    Value
                         On Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
                         -----------  --------  -----------  -------------  -----------  -------------

Herbert P. Ladds, Jr.,
 Chief Executive
 Officer                 $---         $---          ---           ---       $    ---      $     ---

Timothy T. Tevens,
 President and Chief
 Operating Officer        ---          ---         12,500       37,500         150,000       450,000

Robert L. Montgomery, Jr.,
 Executive Vice President
 and Chief Financial
 Officer                  ---          ---          ---           ---            ---            ---

                                      -6-

Ned T. Librock,
 Vice President -
 Sales and Marketing      ---          ---         12,500       37,500         150,000       450,000

Ivan E.  Shawvan,  Jr.,
 Vice  President -
 Human  Resources         ---          ---         12,500       37,500         150,000       450,000

----------------------------------
(1) Represent the difference between $27.50, the closing market value of Common Stock as of March 31, 1998, and the exercise prices of such options.

EMPLOYEE PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN. The Company maintains the ESOP for the benefit of certain of its salaried and non-union hourly employees. The ESOP is intended to be an employee stock ownership plan within the meaning of Section 4975 (e)(7) of the Internal Revenue Code of 1986, as amended (the "Code") and an eligible individual account plan within the meaning of Section 407(d)(3) of the Code. From 1988 through 1995, the ESOP has purchased from the Company 1,373,549 shares of Common Stock (the "ESOP Shares") for the aggregate sum of approximately $10.5 million. The proceeds of certain institutional loans (the "ESOP Loans") were used to fund such purchases. The ESOP Loans are secured by the ESOP Shares, and are guaranteed by the Company.

     On a quarterly basis, the Company makes a contribution to the ESOP in an amount determined by the Company's Board of Directors. In fiscal 1998, the Company's cash contribution was $1,025,499. The ESOP trustees utilize the entire contribution to make payments of principal and interest on the ESOP Loans.

     Common Stock not allocated to ESOP participants ("ESOP Shares") is recorded in an ESOP suspense account and is held as collateral for repayment of the ESOP Loans. As payments of principal and interest are received by the lenders, ESOP Shares are released from the ESOP suspense account annually and are then allocated to the ESOP participants in the same proportion as a participant's compensation for such year bears to total compensation of all participants.

     An ESOP participant becomes 100% vested in all amounts allocated to him or her after five years of service. The shares of Common Stock held by the participants in the ESOP represent a registration-type class of securities and are voted by the participants in the same manner as any other share of Common Stock.

     In general, Common Stock allocated to a participant's account is distributed upon his or her termination of employment at normal retirement age
(65) or death. The distribution is made in whole shares of Common Stock plus cash in lieu of any fractional shares.

     Robert L. Montgomery, Jr., Karen L. Howard, Ivan E. Shawvan, Jr. and Timothy R. Harvey serve as Trustees of the ESOP. As of March 31, 1998, the ESOP owned approximately 1,180,428 shares of Common Stock. Common Stock allocated pursuant to the ESOP to Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan as of March 31, 1998 is 14,500 shares, 3,214 shares, 12,550 shares, 3,289 shares
and   4,541   shares,   respectively.

     PENSION PLAN. The Company has a non-contributory, defined benefit pension plan (the "Pension Plan") which provides certain of its employees with retirement benefits. For each year of Plan Participation (as defined in the Pension Plan) limited to 35 years, a participant earns an annual pension benefit equal to 1.00% of his Final Average Earnings (as defined in the Pension Plan) plus .50% of that part, if any, of such compensation in excess of his Covered Compensation (as defined in the Pension Plan). Pension benefits are not subject to reduction for social security or other offset amounts. If Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan continue at their current levels of compensation and retire at age 65, the total estimated annual pension benefits under the Pension Plan for them would be approximately $35,883, $61,823, $41,512, $55,828 and $55,509, respectively.

     NON-QUALIFIED STOCK OPTION PLAN. In October 1995, the Company adopted the Columbus McKinnon Corporation Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and reserved, subject to certain requirements, an aggregate of 250,000 shares of Common Stock for issuance thereunder. Under the terms of the Non-Qualified Plan, options may be granted to officers and other key employees of the Company as well as to non-employee directors and advisors. The Company has not granted any options under the Non-Qualified Plan.

     INCENTIVE STOCK OPTION PLAN. The Company's Columbus McKinnon Corporation Incentive Stock Option Plan (the "Incentive Plan"), which was adopted in October 1995, authorizes grants to officers and other key employees of the Company and its subsidiaries of stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The Incentive Plan reserved, subject to certain adjustments, an aggregate of 1,250,000 shares of Common Stock to be issued thereunder. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Any option granted thereunder may be exercised not earlier than one year and not later than ten years from the date such option is granted. In the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate. In fiscal 1998 the Company did not grant any options to purchase shares of Common Stock under the Incentive Plan.

     RESTRICTED STOCK PLAN. The Company adopted the Columbus McKinnon Corporation Restricted Stock Plan (the "Restricted Stock Plan") in October 1995 and reserved, subject to certain adjustments, an aggregate of 100,000 shares of Common Stock to be issued upon the grant of restricted stock awards thereunder. Under the terms of the Restricted Stock Plan, the Compensation Committee may grant to employees of the Company and its subsidiaries restricted stock awards to purchase shares of Common Stock at a purchase price of not less than $.01 per share. Shares of Common Stock issued under the Restricted Stock Plan are subject to certain transfer restrictions and, subject to certain exceptions, shall be forfeited if the grantee's employment with the Company or any of its subsidiaries is terminated at any time prior to the date the transfer restrictions have lapsed. Grantees who remain continuously employed with the Company or its subsidiaries become vested in their shares five years after the date of the grant, or earlier upon death, disability, retirement or other special circumstances. The restrictions on any such stock awards automatically lapse in the event of certain extraordinary transactions, including a change of control of the Company. In fiscal 1998, the Company awarded 7,500 shares of Common Stock under the Restricted Stock Plan.

     EXECUTIVE INCENTIVE PLAN. The Company maintained an incentive plan for its executive officers and other management employees. This plan provided for annual cash bonuses based upon the Company's attainment of targeted pre-tax earnings determined annually by the Company's Board of Directors. Incentive awards were a percentage of base salary, and for the executive officers ranged from 30% of base salary, if the financial objective was met, to up to 45% of base salary if the financial objective was exceeded by 10%. Awards earned under this plan were reduced by any bonus earned under the Corporate Incentive Plan. In fiscal 1998, bonuses paid under this plan to Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan were $113,308, $68,916, $86,105, $58,963 and $37,409.

     CORPORATE INCENTIVE PLAN. The Company maintained an incentive plan for most of its United States and Canadian based employees. This plan provided for annual cash bonuses based upon the Company's attainment of targeted pre-tax earnings determined by the Company's Board of Directors. The incentive pool, if any, is distributed on the basis of relative compensation. In fiscal 1998, bonuses paid under this plan to Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan were $14,905, $6,084, $11,470, $6,662 and $3,841, respectively.

     EVA(R) INCENTIVE PLAN. In fiscal 1998, as a replacement for the Corporate Incentive Plan and the Executive Incentive Plan, the Company adopted The Columbus McKinnon Corporation EVA(R) Incentive Compensation Plan (the "EVA(R) Plan") which is based upon Stern Stewart Economic Value Added ("EVA(R)" concepts. Under the EVA(R) Plan, for each fiscal year, each employee of the Company is assigned a target bonus by management ranging from 3% to 30% of base compensation, depending upon job classification. The actual bonus to be paid to an employee will be equal to his target bonus times a bonus multiple, which can be greater or less than 100%, based upon the relationship between actual EVA(R) results and targeted EVA(R) results. Payments under the EVA(R) Plan will be made within two and one half months of the completion of the applicable fiscal year.

     401(k) PLAN. The Company maintains a 401(k) retirement savings plan (the "401(k) Plan") which covers all non-union salaried and hourly employees in the United States who have completed at least 90 days of service. Employees may contribute up to 15% of their annual compensation (8% for highly compensated employees), subject to an annual limitation as adjusted by the Code. Employee contributions are matched by the Company in amount equal to 50% of the employee's Salary Reduction Contributions (as defined in the 401(k) Plan). The Company's matching contributions are limited to 3% of the employee's base pay and vest at the rate of 20% per year.

CHANGE IN CONTROL AGREEMENTS

     In fiscal 1998, the Company entered into change in control agreements (the "Change in Control Agreements") with each of the named officers and certain other officers and employees of the Company. The Change in Control Agreements provide for an initial term of one year, which, absent delivery of notice of termination, is automatically renewed annually for an additional one year term. Generally, each officer or employee is entitled to receive, upon termination of employment within thirty-six months of a "Change in Control" (unless such termination is because of death or disability, by the Company for "Cause" (as defined in the Change in Control Agreements), or by an officer or employee other than for "Good Reason" (as defined in the Change in Control Agreements)), (i) a lump sum severance payment equal to three times the sum of (A) his or her current annual salary and (B) the greater of (1) the annual target bonus under the Executive Incentive Plan and/or Corporate Incentive Plan in effect on the date of termination and (2) the annual target bonus under the Executive Incentive Plan and/or Corporate Incentive Plan in effect immediately prior to the Change in Control, (ii) continued coverage for thirty-six months under the Company's medical and life insurance plans, (iii) at the option of the executive or employee, either three additional years of deemed participation in the Pension Plan or a lump sum payment equal to the actuarial equivalent of the pension payment which he or she would have accrued under the Pension Plan had he or she continued to be employed by the Company for three additional years and
(iv) certain other specified payments. Aggregate "payments in the nature of compensation" (within the meaning of Section 280(G) of the Internal Revenue
Code) payable to any executive or employee under the Change in Control Agreements is limited to the amount that is fully deductible by the Company under Section 280(G) of the Internal Revenue Code less one Dollar. The events that trigger a Change in Control under the Change in Control Agreements include
(i) the acquisition of 20% or more of the Company's outstanding Common Stock by certain persons, (ii) certain changes in the membership of the Company's Board of Directors, (iii) certain mergers or consolidations, (iv) certain sales or transfers of substantially all of the Company's assets and (v) the approval of the shareholders of the Company of a plan of dissolution or liquidation.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for the executive officers of the Company is administered by the Compensation Committee which currently consists of three independent (non-employee) Directors. The Compensation Committee approves the compensation arrangements of the Chief Executive Officer and other officers of the Company.

     The following objectives, established by the Compensation Committee, are the basis for the Company's executive compensation program:

     * providing a comprehensive program with components including base salary, performance incentives, and benefits that support and align with the Company's goal of providing superior value to customers and shareholders; and

     * ensuring that the Company is competitive and can attract and retain qualified and experienced executive officers and other key personnel; and

     * appropriately motivating its executive officers and other key personnel to seek to attain short term, intermediate term and long term corporate and divisional performance goals and to manage the Company for sustained long term growth.

     The Board of Directors of the Company has delegated to the Compensation Committee responsibility for establishing and administering the compensation programs for the Chief Executive Officer and other executive officers.

     The Compensation Committee reviews compensation policy and specific levels of compensation paid to the Chief Executive Officer and other executive officers of the Company and reports and makes recommendations to the Board of Directors regarding executive compensation, policies and programs.

     The Compensation Committee is assisted in these efforts, when required by an independent outside consultant, and by the Company's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding compensation policies and specific compensation matters.

ANNUAL COMPENSATION PROGRAMS

     Executive base salaries are compared to manufacturing companies included in an annual management survey completed by outside compensation consultants; all data has been regressed to revenues equivalent to the Company's. This survey is used because it reflects companies in the same revenue size and industry sectors as the Company. The Compensation Committee believes salaries should be maintained between the first and third quartiles of surveyed salaries reported depending upon the relative experience and individual performance of the executive.

     Salary adjustments are governed by guidelines covering three factors (1) the individual officer's performance (merit), (2) market parity (to adjust salaries of high performing individuals based on the competitive market), and
(3) promotions (to reflect increases in responsibility). In assessing market parity, the Company targets groups of companies surveyed and referred to above.

     Each executive officer's corporate position is assigned a title classification reflecting the Company's evaluation of the position's overall contribution to corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that title classification. Each April, the salary ranges may be adjusted to reflect market conditions, including changes in comparison companies, inflation, and supply and demand in the market. The midpoint of the salary range corresponds to a "market rate" salary which the Compensation Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of the salary range midpoint appropriate for executives whose performance is superior or outstanding.

     The Compensation Committee has recommended that any progression or regression within the salary range for an executive officer shall depend upon a formal annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for the segments of the Company that such officer oversees as well as his contributions to the overall direction of the Company. Long term growth in shareholder value is an important factor. The results of executive officers' performance evaluations will form a part of the basis of the Compensation Committee's decision to approve, at its discretion, future adjustments in base salaries of executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Compensation decisions affecting the Chief Executive Officer were based on quantitative and qualitative factors relative to the Company's fiscal 1997 financial and operating results as well as strategic achievements such as acquisitions. Both the salary increase and bonus payout cited below were based on performance.

     The   Compensation   Committee   increased   Mr.   Ladds'  base  salary  to
approximately $435,000 for fiscal 1998, representing an increase of approximately 22.5% over his base salary for fiscal 1997. This salary adjustment was made in April 1997.

     In fiscal 1998, Mr. Ladds received an incentive compensation award of $14,905 under the Corporate Incentive Plan and an award of $113,308 under the Executive Incentive Plan, each based upon fiscal 1997 results.

SECTION 162(m) OF INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Ladds and the Company's other executive officers in fiscal 1998, it does not appear that the
Section 162(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and to take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.

                                PERFORMANCE GRAPH

     The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S & P MidCap 400 Index and the NASDAQ National Market Industrials Index. The comparison of total return assumes that a fixed investment of $100 was invested on February 22, 1996 (the effective date of the Company's initial public offering) in Common Stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Edward W. Duffy, Randolph A. Marks and L. David Black, each an outside director of the Company. None of the members of the Compensation Committee was, during fiscal 1998 or prior thereto, an officer or employee of the Company or any of its subsidiaries. In fiscal 1998, none of the executive officers of the Company served on the Compensation Committee of another entity or on any other committee of the Board of Directors of another entity performing similar functions during such period, except that Mr. Ladds served on the Compensation Committee of the Board of Directors of Utica Mutual Insurance Company.


                            COMPENSATION OF DIRECTORS

     The Company pays an annual retainer of $20,000 to its Chairman of the Board and an annual retainer of $15,000 to each of its other outside directors. Directors who are employees of the Company do not receive an annual retainer. The Chairman of the Audit Committee and Compensation Committee each receive an additional annual retainer of $2,500. In addition, each non-employee director also receives a fee of $1,000 for each Board of Directors and committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1998 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 31, 1998 regarding the beneficial ownership of the Company's Common Stock (a) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (b) by each Director; (c) by each of the executive officers named in the Summary Compensation Table; and (d) by all executive officers and Directors of the Company as a group.


                                                Number          Percentage
                                             Of Shares(1)        Of Class
                                             ------------        --------
Directors, Officers and 5% Shareholders
---------------------------------------
Herbert P. Ladds, Jr.(2)(3)................     1,053,046            7.63%
Timothy T. Tevens(2)(4)....................        33,773               *
Robert L. Montgomery, Jr.(2)(5)............     1,147,878            8.31
Edward W. Duffy(2).........................       360,739            2.61
Randolph A. Marks(2).......................       239,840            1.74
L. David Black(2)..........................         1,700               *
Ned T. Librock(2)(6).......................        33,945               *
Ivan E. Shawvan, Jr.(2)(7).................        26,241               *
Columbus McKinnon Corporation Employee
 Stock Ownership Plan(2)...................     1,180,428            8.55
All Directors and Executive Officers
 as a Group (11 persons)(8)................     2,947,032           21.34
Harris Associates L.P.(9)..................       821,400            5.95
Gilchrist B. Berg(10)......................       818,100            5.93

--------------
*    Less than 1%.
(1) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him, except to the extent that authority is shared by spouses under applicable law.
(2) The address of each of the executive officers and directors and the Columbus McKinnon Employee Stock Ownership Plan is c/o Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197.
(3) Includes (i) 861,201 shares of Common Stock owned directly, (ii) 161,705 shares of Common Stock owned directly by Mr. Ladds' spouse, (iii) 15,640 shares of Common Stock held by Mr. Ladds' spouse as trustee for the grandchildren of Mr. Ladds and (iv) 14,500 shares of Common Stock allocated to Mr. Ladds' ESOP account.
(4) Includes (i) 18,009 shares of Common Stock directly, (ii) 50 shares of Common Stock owned by Mr. Tevens' son, (iii) 3,214 shares of Common Stock allocated to Mr. Tevens' ESOP account and (iv) 12,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Tevens under the Company's Incentive Stock Option Plan (the "ISO Plan"). Excludes 37,500 shares of Common Stock issuable under options granted to Mr. Tevens under the ISO Plan which are not exercisable within 60 days.
(5) Includes (i) 1,050,328 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned directly by Mr. Montgomery's spouse and (iii) 12,550 shares of Common Stock allocated to Mr. Montgomery's ESOP account. Excludes 1,167,878 additional shares of Common Stock owned by the ESOP for which Mr. Montgomery serves as one of four trustees and for which he disclaims any beneficial ownership.
(6) Includes (i) 18,004 shares of Common Stock directly, (ii) 152 shares of Common Stock owned by Mr. Librock's son, (iii) 3,289 shares of Common Stock allocated to Mr. Librock's ESOP account and (iv) 12,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Librock under the ISO Plan. Excludes 37,500 shares of Common Stock issuable under options granted to Mr. Librock under the ISO Plan which are not exercisable within 60 days.

(7) Includes (i) 9,200 shares of Common Stock owned directly, (ii) 4,541 shares of Common Stock allocated to Mr. Shawvan's ESOP account and (iii) 12,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Shawvan under the ISO Plan. Excludes (i) 1,175,887 additional shares of Common Stock owned by the ESOP for which Mr. Shawvan serves as one of four trustees and for which he disclaims any beneficial ownership and (ii) 37,500 shares of Common Stock issuable under options granted to Mr. Shawvan under the ISO Plan which are not exercisable within 60 days.
(8) Includes options to purchase an aggregate of 50,000 shares of Common Stock issuable to certain executive officers under the ISO Plan, all of which are exercisable within 60 days. Excludes the shares of Common Stock owned by the ESOP as to which Messrs. Montgomery and Shawvan and Ms. Howard serve as trustees, except for an aggregate of 49,258 shares allocated to the respective ESOP accounts of the executive officers of the Company and (ii) options to purchase an aggregate of 150,000 shares of Common Stock issued to certain executive officers under the ISO Plan, none of which are exercisable within 60 days.
(9) Based on information set forth in Schedule 13G filed with the Commission by Harris Associates L.P. on January 29, 1998. The stated business address for Harris Associates L.P. is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.
(10) Based on information set forth in Schedule 13D filed with the Commission by Gilchrist B. Berg on November 1, 1996. The stated business address for Mr. Berg is 225 Water Street, Suite 1987, Jacksonville, Florida 32202.


VOTE REQUIRED

     The affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of each Director, assuming a quorum is present or represented at the meeting.

     The Board of Directors recommends a vote "FOR" each of the nominees for Director.


                                  OTHER MATTERS

     The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.


                                OTHER INFORMATION

     Ernst & Young LLP has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended March 31, 1998.

     Representatives of Ernst & Young LLP are expected to be present at the 1998 Annual Meeting of Shareholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED MARCH 31, 1998, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197,
Attention: Robert L. Montgomery, Jr. Each such request must set forth a good faith representation that, as of June 26, 1998, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Shareholders.


                             SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 1999 Annual Meeting must be received by the Company by March 19, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


     The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.


                                       LOIS H. DEMLER
                                       Corporate Secretary



Dated:  July 14, 1998




--------------------------------------------------------------------------------

SHAREHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                                      PROXY

                          COLUMBUS McKINNON CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 17, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints TIMOTHY T. TEVENS and ROBERT L. MONTGOMERY, JR. and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of COLUMBUS McKINNON CORPORATION (the "Company") to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 17, 1998 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

ELECTION OF DIRECTORS:
                                 _                                            _
FOR all nominees listed below   |_|            WITHHOLD AUTHORITY to vote    |_|
(except as marked to the                       for all nominees listed below
contrary below)

Instruction: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below):
      _                                      _
     |_|      HERBERT P. LADDS, JR.         |_|     EDWARD W. DUFFY
     |_|      TIMOTHY T. TEVENS             |_|     RANDOLPH A. MARKS
     |_|      ROBERT L. MONTGOMERY, JR.     |_|     L. DAVID BLACK

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.


Dated:  ___________, 1998

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature if held jointly

                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.